Exhibit (a)(1)(B)

COVER LETTERS TO ELIGIBLE EMPLOYEES

Cover Letter to Eligible Employees

FROM:	Peter Blackmore
SUBJECT:	UTStarcom, Inc. Offer to Exchange Certain Outstanding Options for New Options
DATE:	September 4, 2008

We are pleased to announce that we are offering you the opportunity to participate in our Company’s stock option exchange program.  To help familiarize you with the principal terms of the offer we have included a summary of the program below, but please read the other important documents attached to this e-mail before making any decisions about participating in the offer.  We also are sending separately a listing of your options that are eligible for this program.  If you do not receive your listing by September 9, 2008, please let us know by e-mail at equity.information@utstar.com so we can ensure you receive your listing as soon as possible.

By way of background, stock options generally are a valuable motivation and retention tool and, as such, help to align employee and stockholder interests.  However, most of our currently outstanding stock options are “underwater,” meaning it would cost more to exercise the options than the shares currently are worth.  Since these options may not be providing our employees with the intended incentives, we obtained stockholder approval to allow you to exchange your underwater stock options for new options with an exercise price set at current fair market value.

We believe that this stock option exchange program is potentially very important to you and urge you to take the time to study the materials referred to below, ask questions about anything you do not understand and make an informed decision about whether or not to participate.  Your participation is completely voluntary.  If you do nothing, you will be making a decision not to participate and you will retain your current options with their current terms and conditions.

SUMMARY OF THE STOCK OPTION EXCHANGE PROGRAM

•                  You may exchange your outstanding options that were granted to you before July 15, 2006 under the 1997 Stock Plan with an exercise price greater than or equal to $6.00 per share.

•                  New options will have an exercise price equal to the fair market value of the Company’s common stock on the date of the option exchange.  The expected date of the option exchange is October 1, 2008.

•                  The number of shares that will be covered by the new options depends upon the exercise price(s) of your outstanding options.

•                  Your new options generally will expire on the same date as your current options.

•                  The new options generally will vest as follows, subject to your continued employment with the Company:

•                  None of the new options will be vested at the time of the exchange, whether or not your current options are fully or partially vested at that time;

1

•                  50% of your new options will vest on the first anniversary of the exchange date, which is expected to be October 1, 2009; and

•                  The remaining 50% of your new options will vest on the second anniversary of the exchange date, which is expected to be October 1, 2010.

However, if your new options are scheduled to expire before the second anniversary of the exchange date, your new options will vest 100% on the earlier of the first anniversary of the exchange date or thirty days prior to the date the new options expire.

•                  This offer ends at 9:00 p.m. Pacific Time on October 1, 2008 (unless the offer is extended).  If you wish to participate in the option exchange program, you must deliver to us by this date and time a properly completed Election Form in one of the following ways:

•                  Using the on-line Election Form at http://intranet.utstar.com/Legal/Option_Exchange/; or

•                  Printing out an Election Form, completing it and delivering it to us via:

•                  E-mail to equity.information@utstar.com (attaching a PDF or similar imaged document file of your Election Form);

•                  Fax to +1.510.749.1189; or

•                  If you work in Hangzhou or Shenzhen, hand delivery to Human Resources to the attention of Nellie Zhang in Hangzhou or the attention of Linda Huang in Shenzhen.

If we have not received your properly submitted Election Form before the offer expires, you will have rejected this offer and you will keep your current options.

•                  This summary is merely an introduction to the offer and does not detail all the terms and conditions that apply.   Please refer to the documents attached to this e-mail:

•                  Offer to Exchange.  This document is intended to provide you with the information you need to make an informed decision as to whether participating in the stock option exchange program is right for you.  It is a large document, but reading the “Summary Term Sheet and Questions and Answers” (beginning on Page 1 of the Offer to Exchange) and the “Risks of Participating in the Offer” section that follows is a good way to get started.

•                  Election Form.  The Election Form is for participating in the offer.

•                  Withdrawal Form.  You would use this form if you have submitted an Election Form but later change your mind about participating in the offer.

These documents, as well as others referred to in the Offer to Exchange, are available at http://intranet.utstar.com/Legal/Option_Exchange/.

•                  We recommend that you speak with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the stock option exchange program.

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Cover Letter to Eligible Employees with Discount Options

FROM:	Peter Blackmore
SUBJECT:	UTStarcom, Inc. Offer to Exchange Certain Outstanding Options for New Options
DATE:	September 4, 2008

We are pleased to announce that we are offering you the opportunity to participate in our Company’s stock option exchange program.  To help familiarize you with the principal terms of the offer we have included a summary of the program below, but please read the other important documents attached to this e-mail before making any decisions about participating in the offer.  We also are mailing to your home address a listing of your options that are eligible for this program.  If you do not receive your listing by September 9, 2008, please let us know by e-mail at equity.information@utstar.com so we can ensure you receive your listing as soon as possible.

By way of background, stock options generally are a valuable motivation and retention tool and, as such, help to align employee and stockholder interests.  However, most of our currently outstanding stock options are “underwater,” meaning it would cost more to exercise the options than the shares currently are worth.  Since these options may not be providing our employees with the intended incentives, we obtained stockholder approval to allow you to exchange your underwater stock options for new options with an exercise price set at current fair market value.

IMPORTANT:  This offer also presents an opportunity for our U.S. employees who hold certain options that were granted with an exercise price that was lower than the fair market value of the shares of the Company’s common stock on the date the options were granted (referred to as “discount” options).  As will be shown on the listing of your options being mailed to you, you are holding discount options.  The problem with these discount options is that they subject you to potential negative tax consequences under federal tax law as well as any similar applicable state tax law.  For example, you may have to pay both income taxes and penalty taxes on your vested discount options every year until the options are exercised or expire.  In this offer, you may eliminate these potential negative tax consequences by agreeing to correct the exercise price of the options.  You can then exchange corrected options if you so choose.

We believe that this stock option exchange program is potentially very important to you and urge you to take the time to study the materials referred to below, ask questions about anything you do not understand and make an informed decision about whether or not to participate.  Your participation is completely voluntary.  If you do nothing, you will be making a decision not to participate and you will retain your current options with their current terms and conditions and subject yourself to potential negative tax consequences.

SUMMARY OF THE STOCK OPTION EXCHANGE PROGRAM

•                  There are two steps you can take in this offer.  In the first step, you can elect to amend your outstanding discount options to increase the exercise price of such options to the fair market value of the Company’s common stock on the date of grant, which value will be shown in your listing of discount options.  Amending the discount options will eliminate the potential negative tax consequences to you under Section 409A of the Internal Revenue Code of 1986, as amended, and under similar state tax laws that also might apply to you.

•                  In the second step, you may exchange your outstanding options (including those discount options you amend in the first step) that were granted to you before July 15, 2006 under the 1997 Stock Plan with an original exercise price greater than or equal to $6.00 per share.

•                  New options will have an exercise price equal to the fair market value of the Company’s common stock on the date of the option exchange.  The expected date of the option exchange is October 1, 2008.

•                  The number of shares that will be covered by the new options depends upon the exercise price(s) of your outstanding options.  For your discount options, this means the exercise price before the amendment.

•                  Your new options generally will expire on the same date as your current options.

•                  The new options generally will vest as follows, subject to your continued employment with the Company:

•                  None of the new options will be vested at the time of the exchange, whether or not your current options are fully or partially vested at that time;

•                  50% of your new options will vest on the first anniversary of the exchange date, which is expected to be October 1, 2009 ; and

•                  The remaining 50% of your new options will vest on the second anniversary of the exchange date, which is expected to be October 1, 2010.

However, if your new options are scheduled to expire before the second anniversary of the exchange date, your new options will vest 100% on the earlier of the first anniversary of the exchange date or thirty days prior to the date the new options expire.

•                  This offer ends at 9:00 p.m. Pacific Time on October 1, 2008 (unless the offer is extended).  If you wish to participate in the option exchange program, you must deliver to us by this date and time a properly completed Election Form in one of the following ways:

•                  Using the on-line Election Form for employees with discount options at http://intranet.utstar.com/Legal/Option_Program/; or

•                  Printing out an Election Form, completing it and delivering it to us via:

•                  E-mail to equity.information@utstar.com (attaching a PDF or similar imaged document file of your Election Form); or

•                  Fax to (510) 749-1189.

If we have not received your properly submitted Election Form before the offer expires, you will have rejected this offer and you will keep your current options.

•                  This summary is merely an introduction to the offer and does not detail all the terms and conditions that apply.   Please refer to the documents attached to this e-mail:

•                  Offer to Exchange.  The tax consequences of discount options are discussed in Section 15 of this document under the heading “Discount options.” This document also is intended to provide you with the information you need to make an informed decision as to whether participating in the stock option exchange program is right for you.  It is a large document, but reading the “Summary Term Sheet and Questions and Answers” (beginning on Page 1 of the Offer to Exchange) and the “Risks of Participating in the Offer” section that follows is a good way to get started.

•                  Election Form.  The Election Form is for participating in the offer.

•                  Withdrawal Form.  You would use this form if you have submitted an Election Form but later change your mind about participating in the offer.

These documents, as well as others referred to in the Offer to Exchange, are available at http://intranet.utstar.com/Legal/Option_Program/.

•                  We recommend that you speak with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the stock option exchange program.